Exhibit (a)(5)

Zura Bio Commences Warrant Exchange Offer and Consent Solicitation

Henderson, NV, July 12, 2024 – Zura Bio Limited (NASDAQ: ZURA) (“Zura Bio” or the “Company”), a clinical-stage immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases, today announced that it has commenced an exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to its outstanding (i) public warrants that were issued in connection with its initial public offering to purchase Class A ordinary shares of the Company, par value $0.0001 per share (the “Class A ordinary shares”), which warrants trade on The Nasdaq Capital Market under the symbol “ZURAW” (the “public warrants”), and (ii) private placement warrants that were issued in connection with its initial public offering to purchase Class A ordinary shares (the “private placement warrants” and, together with the public warrants, the “IPO warrants”). The purpose of the Offer and Consent Solicitation is to simplify the Company’s capital structure and reduce the potential dilutive impact of the IPO warrants.

Exchange Offer and Consent Solicitation Relating to Warrants

The Company is offering to all holders of the IPO warrants the opportunity to receive 0.30 Class A ordinary shares in exchange for each outstanding IPO warrant tendered by the holder and exchanged pursuant to the Offer. Pursuant to the Offer, the Company is offering up to an aggregate of 3,842,999 Class A ordinary shares in exchange for the IPO warrants.

Concurrently with the Offer, the Company is also soliciting consents from holders of the IPO warrants to amend the warrant agreement that governs all of the IPO warrants (the “Warrant Agreement”) to permit the Company to require that each warrant that is outstanding upon the closing of the Offer be exchanged for 0.27 Class A ordinary shares, which is a ratio 10% less than the exchange ratio applicable to the Offer (such amendment, the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of at least a majority of the outstanding public warrants and a majority of the private placement warrants. Parties representing approximately 40.7% of the outstanding public warrants and 65.3% of the outstanding private placement warrants have agreed to tender their IPO warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation pursuant to a tender and support agreement. Accordingly, if holders of an additional approximately 9.3% of the outstanding public warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are waived, then the Warrant Amendment will be adopted. The offering period will continue until 11:59 p.m., Eastern Time, on August 8, 2024, or such later time and date to which the Company may extend (the “Expiration Date”), as described in the Company’s Schedule TO and Prospectus/Offer to Exchange (each as defined below). Tendered IPO warrants may be withdrawn by holders at any time prior to the Expiration Date.

The Offer and Consent Solicitation are being made pursuant to a prospectus/offer to exchange, dated July 11, 2024 (the “Prospectus/Offer to Exchange”), and Schedule TO, dated July 12, 2024 (the “Schedule TO”), each of which has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and more fully set forth the terms and conditions of the Offer and Consent Solicitation.

The Company’s Class A ordinary shares and public warrants are listed on The Nasdaq Capital Market under the symbols “ZURA” and “ZURAW,” respectively. As of July 10, 2024, there were (i) 63,746,453 Class A ordinary shares outstanding, and (ii) a total of 12,809,996 IPO warrants were outstanding, including our public warrants and private placement warrants. Assuming all IPO warrant holders tender their IPO warrants for exchange in the Offer, the Company would expect to issue up to 3,842,999 Class A ordinary shares, resulting in 67,589,452 Class A ordinary shares outstanding (an increase of approximately 6%), and no public or private placement warrants outstanding.

The Company has engaged Cantor Fitzgerald & Co. as the dealer manager for the Offer and Consent Solicitation (the “Dealer Manager”). Any questions or requests for assistance concerning the Offer and Consent Solicitation may be directed to the Dealer Manager at (212) 915-1800 (toll-free).

Alliance Advisors has been appointed as the information agent for the Offer and Consent Solicitation (the “Information Agent”), and Continental Stock Transfer & Trust Company has been appointed as the exchange agent (the “Exchange Agent”). Any questions or requests for assistance concerning the Offer and Consent Solicitation may be directed to the Information Agent at:

Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

Call Toll Free: 1-844-717-2302

Email: zura@allianceadvisors.com

Important Additional Information Has Been Filed with the SEC

Copies of the Schedule TO and Prospectus/Offer to Exchange will be available free of charge at the website of the SEC at www.sec.gov. Requests for documents may also be directed to the Information Agent at 1-844-717-2302 or via the following email address: zura@allianceadvisors.com. A registration statement on Form S-4 relating to the securities to be issued in the Offer has been filed with the SEC but has not yet become effective. Such securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the IPO warrants or an offer to sell or a solicitation of an offer to buy any Class A ordinary shares in any state in which such offer, solicitation, or sale would be unlawful before registration or qualification under the laws of any such state. The Offer and Consent Solicitation are being made only through the Schedule TO and Prospectus/Offer to Exchange, and the complete terms and conditions of the Offer and Consent Solicitation are set forth in the Schedule TO and Prospectus/Offer to Exchange.

Holders of the IPO warrants are urged to read the Schedule TO and Prospectus/Offer to Exchange carefully before making any decision with respect to the Offer and Consent Solicitation because they contain important information, including the various terms of, and conditions to, the Offer and Consent Solicitation.

None of the Company, any of its management or its board of directors, or the Information Agent, the Exchange Agent, or the Dealer Manager makes any recommendation as to whether or not holders of IPO warrants should tender IPO warrants for exchange in the Offer or consent to the Warrant Amendment in the Consent Solicitation.

About Zura Bio

Zura Bio is a clinical-stage, multi-asset immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases. Currently, Zura Bio is developing three assets which have completed Phase 1/1b studies and are Phase 2 ready. The company is developing a portfolio of therapeutic indications for tibulizumab (ZB-106), ZB-168, and torudokimab (ZB-880), with a goal of demonstrating their efficacy, safety, and dosing convenience in autoimmune and inflammatory diseases, including systemic sclerosis and other novel indications with unmet needs.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected timing of the Offer and Consent Solicitation. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to those described under the section entitled “Risk Factors” in the Company’s Registration Statement on Form S-4, filed with the SEC on July 11, 2024, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.

CONTACT

Megan K. Weinshank

Head of Investor Relations

ir@zurabio.com